March 31, 2004

LICENSING BONUS POOL

In order to incent and reward management for completing the best possible license deals, the compensation committee recommends that a bonus pool be established based on the amount of total licenses revenues for each product.

License Fees are generally made up of a payment on signing plus additional payments on achievement of recognized milestones plus royalty arrangements whereby payments are made to the licensor from revenues from sales of product.

Bonuses would be paid out only as the company receives funds, i.e., payable on receipt of each tranche of a license fee from a partnering company that proposes to manufacture and market a YM product.

Bonus funding will be cumulative by product, i.e., if three licenses are signed for different geographical areas or for different indications, the signing and milestone payments are cumulative for bonus purposes.

PART 1 MILESTONE PAYMENTS COMPONENT:

Bonus pool to be credited by a percentage of the cumulative signing or milestone payments received for each product in the YM portfolio.

     First License

------------------------------- ----------------- -------------------- -----------------
                  ROYALTY RATE       <=12%          12.01 -- 16.99%         =>17%
------------------------------- ----------------- -------------------- -----------------
On first $10 million                 9.00%              10.00%              11.00%
------------------------------- ----------------- -------------------- -----------------
On second $10 million                6.75%               7.50%              8.25%
------------------------------- ----------------- -------------------- -----------------
On third $10 million                 4.50%               5.00%              5.50%
------------------------------- ----------------- -------------------- -----------------
On remainder                         2.70%               3.00%              3.30%
------------------------------- ----------------- -------------------- -----------------


     Second License

------------------------------- ----------------- -------------------- -----------------
                  ROYALTY RATE       <=12%          12.01 -- 16.99%         =>17%
------------------------------- ----------------- -------------------- -----------------
On first $5 million                  9.00%              10.00%              11.00%
------------------------------- ----------------- -------------------- -----------------
On second $5 million                 6.75%               7.50%              8.25%
------------------------------- ----------------- -------------------- -----------------
On third $5 million                  4.50%               5.00%              5.50%
------------------------------- ----------------- -------------------- -----------------
On remainder                         2.70%               3.00%              3.30%
------------------------------- ----------------- -------------------- -----------------


     Third License

------------------------------- ----------------- -------------------- -----------------
                  ROYALTY RATE       <=12%          12.01 -- 16.99%         =>17%
------------------------------- ----------------- -------------------- -----------------
On first $2.5 million                9.00%              10.00%              11.00%
------------------------------- ----------------- -------------------- -----------------
On second $2.5 million               6.75%               7.50%              8.25%
------------------------------- ----------------- -------------------- -----------------
On third $2.5 million                4.50%               5.00%              5.50%
------------------------------- ----------------- -------------------- -----------------
On remainder                         2.70%               3.00%              3.30%
------------------------------- ----------------- -------------------- -----------------

PART 2 DIRECT INVESTMENT COMPONENT

Licenses frequently have a component of direct investment into the shares of the licensor. Where a license includes an element of direct investment as a function of the license it is proposed that the Licensing Bonus Pool be credited with the following:

a)       2% of the  amount of direct  investment  "at  market"  (Defined  as the
         average   trading  price  of  shares  for  20  trading  days  preceding announcement of license)

b)       Of that portion of  investment  that is at a premium to "market"
             10% of first $1 million of premium
             15% of second million
             20% of third million
             25% of the remainder

RETAINED INTEREST IN PRODUCT OR MARKET

YM might sell an interest to a co-development partner and retain an ongoing interest in the product. Normally this would entail the partner funding some or all of the future development. YM may be required to fund a portion as part of the partnership. For example, YM might sell 50% interest in a product for $30 million with both partners sharing the costs of development and splitting the future revenues.

In such a case, the bonus will be paid on the amount received as if it were to first contract for a product. The royalty cannot be considered because it has yet to be established at some time in the future and will be established jointly with the partner.

ENGAGEMENT OF CONSULTANTS

The bonus pool otherwise payable is to be reduced by 50% of any "Success Fees" paid to outside consultants specifically for the consummation of an out-license deal. These charges shall exclude retainer fees, legal fees in connection with an out-license.

EMPLOYEE PARTICIPATION

Only those who are employees of the corporation at the time the payment is received by the corporation which is to be credited to the bonus pool are eligible to participate in this program.

A list of participants and their participation as at March 31, 2004 is attached.

In the case of a potential participant in the bonus pool, who leaves the employ of YM Biosciences either voluntarily or for cause, that individual forfeits their share of the bonus pool; a potential participant in the bonus pool whose employment is terminated for reasons other than cause will receive their share of the bonus pool as the payments come on stream. The shares of the bonus pool are not transferable.